For Immediate Release

CONTACTS:

Entertainment Gaming Asia Inc.

Traci Mangini

tracimangini@EGT-Group.com

312/867-0848

ENTERTAINMENT GAMING ASIA REPORTS FIRST QUARTER 2013 RESULTS

AND PROVIDES MARKET UPDATE

Hong Kong – May 10, 2013 – Entertainment Gaming Asia Inc. (NASDAQ: EGT) (“Entertainment Gaming Asia” or “the Company”), a leading gaming company focused on emerging gaming markets in Pan-Asia, today reported operating results for the first quarter ended March 31, 2013 and reviewed recent corporate progress.

Highlights:

•	Total consolidated revenue of $6.7 million for the first quarter of 2013
•	Total revenue from gaming operations of $5.3 million for the first quarter of 2013
•	Average consolidated win per unit per day (WUD) for the slot operations of $139 for the first quarter of 2013
•	Dreamworld Pailin, the Company’s first casino development project which opened in May 2012, contributed $1.1 million to gaming revenue for the first quarter of 2013
•	Gaming chips and plaques sales of $1.4 million for the first quarter of 2013
•	Adjusted EBITDA (earnings from continuing operations before interest, taxes, depreciation, amortization and non-cash charges) of $1.9 million for the first quarter of 2013
•	Cash balance of $4.5 million as of March 31, 2013
•	Zero debt as of March 31, 2013
•	Company is preparing to implement a junket program intended to increase premium and VIP player traffic at Dreamworld Pailin
•	Grand opening of Dreamworld Poipet, a slot hall developed by the Company in an established gaming market near the Thailand border, held on May 9, 2013
•	Successful divestiture of the legacy non-gaming business
•	New Dolphin gaming chips and plaques manufacturing plant in Hong Kong is operational with attractive near-term order pipeline

Clarence Chung, Chairman and Chief Executive Officer of Entertainment Gaming Asia, commented, “Our consolidated revenue was up 22% for the first quarter of 2013 compared to the prior year period driven by significantly higher sales of gaming chips and plaques and incremental revenue from Dreamworld Pailin.

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Entertainment Gaming Asia Reports Q1 2013 Results, 5/10/2013	page 2

“Our gaming chips and plaques benefited from strong reorder flow due to our growing customer base. We incurred high labor costs in Australia for these operations during the quarter as we accelerated the fulfillment of existing orders to expedite the relocation of the manufacturing plant from Australia to Hong Kong to accommodate our near-term order pipeline of over $1.0 million. Dreamworld Pailin contributed $1.1 million revenue in the quarter. While Dreamworld Pailin revenue was down slightly from the prior sequential quarter, we continue to refine our marketing programs and believe that we are making progress toward improving the quality of the player base.

“Top-line gains were partially offset by lower slot revenue, primarily from our operations at Nagaworld, compared to the prior year period due to lower player traffic as a result of both the subdued atmosphere during the mourning period for the deceased King of Cambodia and the NagaWorld employee strike. Average net wins for these operations declined to $217 per machine for the quarter. However, net wins for our operations at NagaWorld have since climbed to $276 per machine for the month of April 2013.

“We made great progress during the first quarter and to-date in further refining our business operations. We sold a non-core legacy business, opened our new Dreamworld Poipet property, took steps to implement our junket program to further increase high-quality player traffic at Dreamworld Pailin and completed the relocation of our gaming chips and plaques operations to a high-security, lower-cost plant in Hong Kong.

“With solid recurring cash flow anticipated from our business divisions and planned capital expenditures largely concentrated early in the year, we are focused on building our resources in preparation for new potential growth opportunities.”

Q1 2013 Financial Review

The Company effected a 1:4 reverse stock split of its common shares on June 12, 2012. All historical share amounts and share information presented have been proportionally adjusted to reflect the impact of this reverse stock split, including basic and diluted weighted-average shares and shares issued and outstanding.

On March 28, 2013, the Company sold the portion of its subsidiary Dolphin Products Pty Limited business dedicated to the manufacture and sale of non-gaming plastic products, mainly automotive parts. All historical revenues and expenses associated with its non-gaming plastic products operations for the periods presented have been reclassified as discontinued operations. Revenues of these non-gaming products and gaming chips and plaques were previously consolidated under the reporting segment “Other Products.” After the sale, the Company renamed “Other Products” as “Gaming Products,” which comprises its gaming chips and plaques operations.

Entertainment Gaming Asia’s first quarter of 2013 consolidated revenue was $6.7 million, an increase of 22% compared to $5.5 million in the first quarter of 2012. The increase was due to improvements in both of the Company’s gaming operations and gaming products business divisions.

Revenue from gaming operations, which included slot and casino operations, was $5.3 million in the first quarter of 2013, an increase of 6% compared to $5.0 million in the first quarter of 2012. The increase was attributed to incremental revenue from Dreamworld Pailin and the Company’s slot operations in Thansur Bokor, both of which officially opened in May 2012, partially offset by lower revenue from slot operations.

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Entertainment Gaming Asia Reports Q1 2013 Results, 5/10/2013	page 3

The Company recorded $4.2 million in revenue for its slot operations in the first quarter of 2013, a decrease of 16% compared to $5.0 million in the first quarter of 2012. The decrease was primarily a result of lower average WUD from the Company’s operations at NagaWord and lower revenue for its slot operations in the Philippines. Average WUD for the Company’s operations in NagaWorld were $217 in the first quarter of 2013 compared to $260 in the prior year period. The decline was due to normal fluctuations and lower player traffic levels in February 2013 as a result of the second observed week-long mourning period for Cambodia’s King, which occurred at the beginning of the month and the strike by NagaWorld workers for a couple of days, which occurred at the end of the month. In the Philippines, while revenue declined in the quarter due to a lower machine base, the Company’s WUD improved significantly as the Company increased returns on existing assets.

Slot Operations
Net Revenue to EGT (in millions)
	Q1:13	Q1:12	Y/Y ∆
Cambodia (1)	$3.3	$3.9	-15%
Philippines	$0.9	$1.1	-18%
Consolidated	$4.2	$5.0	-16%
WUD (2)
	Q1:13	Q1:12	Y/Y ∆
Cambodia (1)	$176	$239	-26%
Philippines	$86	$73	18%
Consolidated	$139	$154	-10%
EGM Seats in Operation
	3/31/13	3/31/12	Y/Y ∆
Cambodia (1)	1,008	799	26%
Philippines	573	761	-25%
Consolidated	1,581	1,560	1%

(1)	Includes slot revenue from Dreamworld Poipet, which operates under a machine operation and participation agreement. Dreamworld Poipet soft opened on March 28, 2013 with 166 EGM seats and grand opened on May 9, 2013 with approximately 300 EGM seats.
(2)	Represents WUD for the Company’s slot machine operations. It excludes EGM seats in operation during venue soft launch opening periods, if applicable, and applies revenue recognized on a cash basis in the calculation of WUD for venues for which revenues are recognized on a cash basis. During the first quarter of 2013, one venue in Cambodia operated during a soft launch. During the first quarter of 2012, one venue in Cambodia operated during a soft launch and one venue in the Philippines recognized revenue on a cash basis. There were no material differences to average WUD figures for these periods had these seats been included in the WUD calculations.

Casino operations, which comprised Dreamworld Pailin, contributed $1.1 million to total gaming revenue in the first quarter of 2013. This was a slight decline from $1.2 million in the fourth quarter of 2012 due to the refinement of marketing strategies during the first quarter of 2013, which resulted in the Company utilizing fewer promoters during the period.

Revenue from gaming products, which comprised the manufacture and sale of gaming chips and plaques, was $1.4 million in the first quarter of 2013, up substantially from $532,000 in the first quarter of 2012. The increase was due to higher reorders from existing customers as the Company benefited from its growing customer base. However, higher non-recurring labor costs resulted in a gross loss for these operations during the first quarter of 2013. The higher labor costs were primarily a result of increased overtime by the Australian workers due to the expedited fulfillment of orders as the Company fast-tracked the relocation of the plant from Australia to Hong Kong as well as their absenteeism following the announcement of the relocation of the gaming products business and their severance.

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Entertainment Gaming Asia Reports Q1 2013 Results, 5/10/2013	page 4

Entertainment Gaming Asia reported adjusted EBITDA of $1.9 million in the first quarter of 2013 compared to $3.1 million in the prior year period. The decrease in adjusted EBITDA for the first quarter of 2013 was primarily the result of: lower revenue from the Company’s slot operations; higher gaming division costs primarily due to its casino operations, which had operating expenses of approximately $1.3 million; and higher non-recurring labor costs for the gaming products division compared to the prior year period.

The Company reported a net loss from continuing operations of $329,000, or $0.01 per share, on a weighted average diluted share count of approximately 30.0 million in the first quarter of 2013. This compared to net income from continuing operations of $881,000, or $0.03 per share, on a weighted average diluted share count of approximately 30.2 million for the first quarter of 2012.

The Company reported a net loss of $2.5 million, or $0.08 per share, for the first quarter of 2013. This included a net loss from discontinued operations, net of tax, of $2.2 million related to the sale of the Company’s non-gaming products operations on March 28, 2013. The net loss from discontinued operations included $1.3 million in cash restructuring costs, which included severance, relocation charges and contract termination fees, and approximately $962,000 in non-cash charges for the loss on disposal of assets primarily related non-gaming equipment and inventory. This compared to net income of $972,000, or $0.03 per share, for the first quarter of 2012, which included net income from discontinued operations, net of tax, of $91,000.

Dolphin Gaming Chips and Plaques Provide Attractive Growth Potential

The Company completed the relocation of its manufacturing facilities for Dolphin gaming chips and plaques from Australia to Hong Kong and began commercial operations of the new plant in early May 2013. This high-security facility is located in the Shatin district of Hong Kong and also serves as the Company’s new corporate headquarters.

The Company expedited the move in order to accommodate its near-term order pipeline. With confirmed re-orders for over $1.0 million in revenue from existing customers, the new plant will be working double shifts for the next several months to fulfill these orders. The Company is also evaluating opportunities to expand its product offerings to include other gaming products, such as chip trays, playing cards and dice. Adding to the product mix further deepens the Company’s existing customer relationships and increases its marketability to new customers. Further, given the operation’s proximity to low-cost manufacturing countries, the production of certain non-security items could be outsourced with attractive margin potential for the Company.

With expected significant labor cost savings (average hourly casual labor rate in Australia is approximately $20 compared to $5 in Hong Kong), production efficiencies and the ability to consolidate certain support functions as a result of the relocation, the Company expects to achieve meaningful improvements in profitability for this division. This combined with the opportunities to improve revenues by expanding the customer base and adding new products, provide the potential to make the Company’s gaming products division a meaningful contributor to earnings.

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Entertainment Gaming Asia Reports Q1 2013 Results, 5/10/2013	page 5

Clarence Chung, Chairman and Chief Executive Officer of Entertainment Gaming Asia, added, “The restructuring and relocation of our Dolphin operations is the last step in our plans to re-strategize our legacy businesses and it has been successfully completed. We are excited about the potential of our gaming products division. With a strong existing customer base and relationships, a comprehensive suite of products and high-security production facilities located in the heart of the growing Asian gaming markets, we believe that we have all the right and necessary elements to best serve our target markets and are poised to benefit from the major casino development anticipated over the next several years in Asia.”

Dreamworld Pailin Focuses on Improving Player Quality

In May 2012, the Company opened its first casino development project, Dreamworld Pailin. Dreamworld Pailin is located in an emerging gaming market at the Cambodia-Thailand border on a growing trade route connecting the two countries. It houses 26 popular table games such as baccarat and dice games and an attractive suite of 52 EGM seats.

The Company is focused on improving the financial performance of Dreamworld Pailin and continues its efforts to refine and broaden its marketing strategies to attract higher quality players and, where possible, identify and implement cost reduction initiatives.

To-date, the Company’s marketing initiatives have included, but have not been limited to, the use of fixed fee promoters, such as bus programs. These programs have been helpful in increasing mass market player traffic. In addition, the Company is preparing to launch its junket program and is in the final due diligence stage of signing agreements with potential operators. By utilizing junket operators, the Company expects to improve high net worth player traffic for its premium and VIP facilities while minimizing the downside risk and volatility as the junket operators typically share in wins and losses and assume the credit risk.

Dreamworld Poipet Opens

The Company held the grand opening for Dreamworld Poipet, a slot hall developed by the Company in the established gaming market of Poipet at the Cambodia-Thailand border, on May 9, 2013. This $7.5 million project, which the Company exclusively operates as a stand-alone extension to an existing casino owned by a local Cambodian company, houses approximately 300 premium quality EGM seats. It has been operating under a soft open since March 28, 2013.

Clarence Chung, Chairman and Chief Executive Officer of Entertainment Gaming Asia, concluded, “Our efforts over the last several years have improved our ability to generate quality recurring cash flow from continuing operations. This has allowed us to invest in and grow our operations and pay down all of our debt.

“We are a stronger company today and we look to the future with a focus on growing our existing businesses and building our resources as we actively seek new growth opportunities in the high-growth economies of Indo-China.

“We are positioning ourselves for larger projects that would add meaningful scale to our operations. In addition to expanding our market presence, we believe larger projects will allow us to better leverage operating costs and provide the opportunity for higher net returns for shareholders.”

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Entertainment Gaming Asia Reports Q1 2013 Results, 5/10/2013	page 6

Entertainment Gaming Asia is hosting a conference call and simultaneous webcast at 8:30 a.m. ET today, May 10, 2013, both of which are open to the general public. The conference call number is 800/732-5617 or 212/231-2933. Questions and answers will be reserved for call-in analysts and investors. Interested parties may also access the live call on the Internet at www.EGT-Group.com. Please allow 15 minutes to register and download and install any necessary software. Following its completion, a replay of the call can be accessed for thirty days on the Internet at www.EGT-Group.com

About Entertainment Gaming Asia Inc.

Entertainment Gaming Asia Inc. (NASDAQ: EGT) is a leading gaming company in Pan-Asia engaged in the development and operation of casinos and gaming venues in the Indo-China region under its “Dreamworld” brand as well as the leasing of electronic gaming machines on a revenue sharing basis to the gaming industry.  The Company also manufactures and sells RFID and traditional gaming chips and plaques to major casinos under its “Dolphin” brand.  For more information please visit www.EGT-Group.com.

Forward Looking Statements

This press release contains forward-looking statements concerning Entertainment Gaming Asia within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those forward-looking statements include statements regarding expectations for the Company’s slot operations business model, the earnings of the Pailin and Poipet gaming projects, growth of the gaming industry in Asia, the Company’s ability to secure new casino and gaming projects and fund those projects, expectations for the Company’s gaming chips and plaques operations, the expected benefits from the relocation of the gaming chips and plaques operations to Hong Kong, the ability to expand its table game product offerings and the prospects for the expanded customer base for the Company’s gaming chips and plaques. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks related to the Company’s ability to place gaming machines at significant levels and generate the expected amount of net win from the gaming machines placed, obtain the gaming license and building permits for gaming development projects on a timely basis or at all, complete construction and development of the casino and gaming projects on budget and in a timely manner, identify and implement successful marketing and promotional strategies at each of the Company’s casino projects and identify and successfully develop additional projects in the Indo-China region, acquire additional capital as and when needed, adverse weather conditions that cause delays to casino and gaming projects timelines, ability to obtain the needed approval by certain customers from local gaming authorities to continue their purchase of gaming chips and plaques from the Hong Kong facility on a timely basis or at all, identify and implement successful marketing and promotional strategies and obtain and fulfill significant purchase orders from the customers for the Company’s gaming chips and plaques and those other risks set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 28, 2013 and subsequently filed quarterly reports on Form 10-Q. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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Entertainment Gaming Asia Reports Q1 2013 Results, 5/10/2013	page 7

Entertainment Gaming Asia Inc.

Consolidated Statements of Comprehensive Income

(Unaudited)

	Three Months Ended March 31,
(amounts in thousands, except per share data)	2013	2012
Revenues:
Gaming operations, gross	$5,274	$4,956
Less: promotional allowances	—	—
Gaming operations, net	5,274	4,956
Gaming products	1,427	532
Total revenues	6,701	5,488
Operating costs and expenses:
Cost of gaming operations:
Gaming equipment depreciation	1,142	1,109
Casino contract amortization	620	615
Other gaming related intangibles amortization	63	63
Other operating costs	1,760	524
Cost of gaming products	1,496	421
Selling, general and administrative expenses	1,864	1,850
Gain on disposition of assets	—	(12)
Product development expenses	120	100
Depreciation and amortization	30	31
Total operating costs and expenses	7,095	4,701

(Loss)/income from operations	(394)	787

Other income/(expense):
Interest expense and finance fees	(4)	(53)
Interest income	4	12
Foreign currency gains	103	189
Other	3	—
Total other income	106	148

(Loss)/income before income tax expense and discontinued operations	(288)	935

Income tax expense	(41)	(54)
Net (loss)/income from continuing operations	(329)	881
Net (loss)/income from discontinued operations, net of tax	(2,178)	91

Net (loss)/ income	$(2,507)	$972

Basic and diluted earnings per share:
(Loss)/earnings from continuing operations	$(0.01)	$0.03
(Loss)/earnings from discontinued operations, net of tax	$(0.07)	$—
(Loss)/earnings	$(0.08)	$0.03

Weighted average common shares outstanding
Basic	30,024	29,900
Diluted	30,024	30,190

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Entertainment Gaming Asia Reports Q1 2013 Results, 5/10/2013	page 8

Entertainment Gaming Asia Inc.

Consolidated Balance Sheets

	March 31, 2013	December 31, 2012
(amounts in thousands, except per share data)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,485	$10,365
Accounts receivable, net	566	1,841
Other receivables	1,652	112
Inventories	769	2,047
Prepaid expenses and other current assets	326	387
Total current assets	7,789	14,752

Gaming equipment, net	10,901	9,724
Casino contracts	7,372	7,982
Property and equipment, net	7,937	6,170
Goodwill	382	380
Intangible assets, net	1,184	1,253
Contract amendment fees	315	342
Deferred tax assets	—	201
Prepaids, deposits and other assets	2,546	2,914
Total assets	$38,435	$43,718

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,487	$3,636
Accrued expenses	2,438	2,619
Income tax payable	8	—
Customer deposits and other current liabilities	178	656
Total current liabilities	4,111	6,911

Other liabilities	729	1,078
Deferred tax liability	137	137
Total liabilities	4,977	8,126

Stockholders’ equity:
Common stock, $.001 par value, 75,000,000 shares authorized; 30,024,662 and 29,974,662 shares issued and outstanding, respectively	30	30
Additional paid-in-capital	32,614	32,224
Accumulated other comprehensive income	912	929
Retained (losses)/earnings since January 1, 2011 ($386.1 million accumulated deficit eliminated upon quasi-reorganization)	(99)	2,408
Total EGT stockholders’ equity	33,457	35,591
Non-controlling interest	1	1
Total stockholders’ equity	33,458	35,592
Total liabilities and stockholders’ equity	$38,435	$43,718

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Entertainment Gaming Asia Reports Q1 2013 Results, 5/10/2013	page 9

Entertainment Gaming Asia Inc.

Adjusted EBITDA from Continuing Operations

(Unaudited)

	Three-Months Ended March 31,
(amounts in thousands)	2013	2012
Net (loss)/income from continuing operations – GAAP	$(329)	$881
Interest expense	4	53
Interest income	(4)	(12)
Income tax expense	41	54
Depreciation and amortization	1,902	1,835
Stock-based compensation expense	247	265
Gain on disposition of assets	—	(12)
EBITDA, as adjusted from continuing operations	$1,861	$3,064

Adjusted EBITDA is earnings before interest, taxes, depreciation, amortization, stock-based compensation, and other non-cash operating income and expenses. Adjusted EBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Management uses Adjusted EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its operations with those of its competitors. The Company also presents Adjusted EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have historically reported EBITDA as a supplement to financial measures in accordance with generally accepted accounting principles in the United States (“GAAP”). Adjusted EBITDA should not be considered as an alternative to operating income as an indicator of the Company’s performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. Unlike net income/(loss), Adjusted EBITDA does not include depreciation or interest expense and,  therefore, does not reflect current or future capital expenditures or the cost of capital. The Company compensates for these limitations by using Adjusted EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance. Such GAAP measurements include operating income, net income/(loss), cash flows from operations and cash flow data. The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in Adjusted EBITDA. Entertainment Gaming Asia’s calculation of Adjusted EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

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